Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF TRUST
OF
SANDRIDGE PERMIAN TRUST

THIS Certificate of Trust of SandRidge Permian Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.             Name. The name of the statutory trust formed by this Certificate of Trust is SandRidge Permian Trust.

2.             Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

3.             Effective Date. This Certificate of Trust shall be effective upon filing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

THE CORPORATION TRUST COMPANY,
as Delaware Trustee

By:	/s/ Jennifer A. Schwartz
Name:	Jennifer A. Schwartz
Title:	Vice President

[Signature Page to Certificate of Trust]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee of SandRidge Permian Trust

By:	/s/ Michael J. Ulrich
Name:	Michael J. Ulrich
Title:	Vice-President

[Signature Page to Certificate of Trust]